Exhibit 10.35
Western Union Financial Services GmbH
Employment Contract
SUBJECT TO THE APPROVAL OF THE BOARD OF DIRECTORS OF THE WESTERN UNION COMPANY
Hikmet Ersek
Rosenweg 4/Julius Bergerstr.
1170 Vienna
Dear Hikmet,
Western Union Financial Services GmbH, Schubertring 11, 1010 Vienna, Austria, hereinafter referred to as the “Company” and/or “Western Union”, is pleased to recognize your expatriate assignment as Chief Operating Officer (“COO”) of The Western Union Company, effective 1 January 2010. Additionally you will be a managing director (“Geschäftsührer”) of the Company. In connection with your expatriate assignment as COO of The Western Union Company, you will remain employed by the Company but will be placed on an expatriate assignment to the United States in accordance with the terms of your Expatriate Letter Agreement with the Company and The Western Union Company (the “Expatriate Agreement”), a copy of which is attached as Exhibit 1 and which forms — during its term - part of this agreement. Effective 1 January 2010, the terms and conditions of the employment agreement between you and the Company (the “Agreement”) shall be as set forth below, and the following terms and conditions shall entirely supersede and replace all previously agreed terms and conditions of your employment and other agreements with the Company, except for the agreement in place between you and the Company for your participation in the Company’s pension fund scheme (Pensionskassenzusage) and agreements reflecting outstanding long-term incentive awards granted to you under the applicable long-term incentive plans, all of which shall continue to apply unchanged. The terms and conditions of the Agreement and the Expatriate Agreement are subject to the approval of the Board of Directors of The Western Union Company (the “Board”) and/or the Compensation and Benefits Committee of the Board (the “Compensation Committee”).
1.	APPOINTMENT/TERM OF AGREEMENT

1.1	The term of your expatriate assignment as COO of The Western Union Company pursuant to this Agreement begins on 1 January 2010, in accordance with the clauses and conditions listed in this Agreement. You will continue to receive service credit from the Company for the time you have spent with any Group Company and will be entitled to all applicable rights under the laws of Austria.

You have been appointed to the position as a managing director (“Geschäftsührer”) of the Company as a matter of Austrian corporate law by a shareholders’ resolution as of 4 November 2009.

Upon the termination or expiry of the Expatriate Agreement your function as COO will also terminate. If this Agreement is not also terminated, you will continue to be Managing Director of the Company, and the parties will attempt to identify a role for you that is mutually acceptable.

In the event the Board approves your appointment to the position of Chief Executive Officer of The Western Union Company and you accept such position, you agree that the expatriate assignment shall immediately end under the Expatriate Agreement, that you will give notice of immediate termination of this Agreement and that you will become employed by Western Union, LLC (or another U.S. subsidiary of The Western Union Company) and be based in the U.S.

1.2	You accept that you are being employed in accordance with the clauses and terms set forth in this Agreement, and officially state that you are not employed by any other company and that you are free of any commitment to any other employer. You agree that you are responsible for any work or employment dispute arising from a breach in this regard.

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1.3	You agree to perform any functions and duties related to your position and pursuant to the Company’s instruction and to attend training courses when required to do so by the Company.

Your rights, obligations and powers as Managing Director are set forth by law, the Company’s articles of association, the resolutions of the shareholders of the Company, the organization chart, the internal rules of procedure for the managing board, the Act on White Collar Workers (Angestelltengesetz) and this Agreement.

As Managing Director you shall fully and faithfully carry out all directions and instructions given to you by the Company. You shall regularly and at all times upon request, report to the shareholders of the Company and the Chief Executive Officer of The Western Union Company.

As Managing Director you shall have signing power together with the other Managing Directors.

You agree to comply with the Company’s decision should it determine it necessary or appropriate to change your job title, reporting relationships, job duties and responsibilities, the legal entity which employs you and the jurisdiction where you are expected to perform your duties (despite your residence) on the basis of your performance or the Company’s business requirements. Any such change will not be deemed to violate the terms of this Agreement or constitute any basis for constructive or involuntary termination of employment, provided that your base salary is not reduced and your other remuneration for services rendered to the company is not substantially reduced.

1.4	The Company may, in its discretion, second your services to another company in the Company’s related group of companies (“Group Companies”, see 1.8 below), During the term of the Expatriate Agreement, your normal place of work will be Englewood, Colorado U.S.A. and you shall be called to work at that place on all days devoted to business, except for travel for professional reasons or as otherwise provided in the Expatriate Agreement during the term of the expatriate assignment. You expressly agree and accept that your workplace may be changed or transferred. In addition, you expressly agree and accept that you may be required to travel worldwide on the Company’s business and to work in other countries in the proper performance of your duties or as the Company may reasonably direct, at no extra pay or remuneration. The Company will, insofar as is reasonably possible, undertake to obtain all necessary work permits, visas and permission to enable you to work in such places as you may be required to work.

1.5	The Company will have the right to unilaterally change the scope of your duties, taking into account you qualifications, so long as such change is reasonable for you. Furthermore, the Company shall have the right to assign unilaterally its rights, interests and privileges in this Agreement to Group Companies. You consent to any future or subsequent transfer of your employment to Group Companies.

1.6	For purposes of this Agreement, Group Companies means the Company, its ultimate parent, The Western Union Company, and any Affiliate of the Company or The Western Union Company.

1.7	“Affiliate” means a person that directly, or indirectly through one of more intermediaries, owns or controls, is owned or is controlled by, or is under common ownership or control with, another person. As used in this clause, “control” means the power to direct the management or affairs of a person, and “ownership” means the beneficial ownership of at least 5% of the voting securities of the person. The Western Union Company shall be deemed to control any settlement network in which it has any equity ownership. As used in this clause, “person” means any corporation, limited or general partnership, limited liability company, joint venture, association, organization or other entity.

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2.	REMUNERATION

2.1	For giving your entire time and attention to the work assigned to you, you shall receive a basic annual salary of 600,000€ subject to the approval of the Compensation Committee, Such annual basic salary shall be payable in 14 equal partial amounts, 12 of which shall be payable at the beginning of each calendar month and the remaining two at such times as corresponds to the Company’s normal payroll practices, in each case net of all the deductions or withholdings authorized or required by law.

2.2	You are entitled to a company car, or alternatively a car allowance, in accordance with Western Union’s Car Policy as amended from time to time. The company car is available to you also for private use. The private use is a benefit in kind and is taxable to you according to local tax law. This benefit may be changed into a car allowance in the future at Western Union’s discretion Any relevant income taxes relating to the benefit of the car shall be borne by you.

Upon termination of the Agreement you shall return to the Company promptly and without separate request the company car and all pertinent documents, keys and other accessories, at the latest at the end of the employment relationship. In the event of release from the obligation to work, the Company can revoke the entitlement to private use of the company car as of the date of the release and you shall return the company car and all pertinent documents, keys and other accessories within 14 days after revocation. There shall be no right of retention.

The parties acknowledge that you are a managing employee (“leitender Angestellter”) within the meaning of the Austrian Working Hours Act “Arbeitszeitgesetz” and thus are not subject to the provisions of that Act (Arbeitszeitgesetz, § 1 Abs 2 Z 8). You understand that your remuneration includes any overtime required of you in the course of your duties and responsibilities by virtue of this Agreement. You agree that you may not claim remuneration for that overtime (if any) subject to applicable law, as the fixed salary as set out above and the bonus set out under section 3 and all possible further payments cover all work provided by you, including work on Saturdays, Sundays and Public Holidays as well as night-work and travel times.

2.3	In consideration of changes in the cost-of-living index (consumer price index), your performance and the operational situation of the Company, the Company may adjust your remuneration on an annual basis at the discretion of the Company, subject to the approval of the Compensation Committee.

2.4	The Company is registered with the relevant Austrian local Social Security Authority (“Gebietskrankenkasse”), according to the requirements of applicable law.

2.5	In consequence of your entry date at Western Union, your employment will continue to be subject to the severance payment regimes as set forth in sections 23 et seq. of the Austrian White Collar Employee’s Act (Angestelltengesetz); you will therefore not participate in any company provision fund (“betriebliche Vorsorgekasse”) arrangement

3.	INCENTIVE BONUS (NON-SALARY)

3.1	You will continue to be eligible to participate in the Senior Executive Annual Incentive Plan (“Plan”). This Plan provides you with an opportunity to earn an incentive bonus upon the attainment of annual corporate, business unit/division, and individual performance goals. Pursuant to the Plan, you may, but are not guaranteed to, receive additional payments in an amount to be determined by the Compensation Committee in its sole discretion, in addition to your base salary, if all Plan criteria are satisfied and if specified levels of corporate, business unit/division, and individual performance on an annual basis are attained. You acknowledge the discretionary character of such payments, in particular that such payments are determined by the Compensation Committee in its sole discretion and are also contingent upon attainment of specified levels of corporate, business unit/division, and individual performance on an annual basis. You furthermore acknowledge that eligibility for any such payments is contingent upon

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you executing an acknowledgement and acceptance of the terms and conditions applicable to your participation in the Plan if requested by the Company. You acknowledge that participation in the Plan during any one year confers no rights upon you or any obligations on the Company to continue the Plan, or to make any payments of any kind, in succeeding years, and you renounce any claim that any repetition of any such payments, even if the repeated payments are in the same or similar amount as in the previous year, gives you the right to claim the payment of such amount or to any payment whatsoever in any succeeding year. You acknowledge that any payments made to you under the Plan will be made by the Company and not The Western Union Company and that your participation in the Plan does not establish or imply an employment relationship between you and The Western Union Company. You will be provided detailed written information about the Plan, including the terms and conditions applicable to your participation therein

3.2	Your target incentive bonus under the Plan, if any, is determined by the Compensation Committee in its sole discretion and may change from year to year in the Compensation Committee’s sole discretion.

3.3	As the amount of the incentive bonus under the Plan is contingent upon annual corporate, business unit/division, and individual performance, the final bonus amount, if any, is determined after the end of the respective calendar year and after relevant figures have become available. Payment of the incentive bonus, if any, will be made to you in the first quarter of the following year (e.g. the 2010 Plan payment, if any, will be made in the first quarter of the 2011 calendar year).

3.4	The voluntary, non-binding character of the possible remuneration described in this section, which can be cancelled at any time, is understood by both parties. You acknowledge the voluntary character of such remuneration and hereby explicitly waive any entitlement of receiving any remuneration in the future.

3.5	You acknowledge that Plan payments are not provided with the character of salary and are excluded from the definition of “salary”, “integrated salary” or “acquired rights” subject to the requirements of applicable law.

4.	LONG-TERM INCENTIVE (NON-SALARY)

4.1	The Company may, from time to time, recommend to the Compensation Committee that you be considered for trie grant of long-term incentive awards under The Western Union Company’s Long-Term Incentive Plan (“LTIP”). Such awards may include options to purchase shares of the common stock of The Western Union Company, the grant of restricted stock units applicable to such common stock, and/or the grant of cash-based performance awards. These grants require the approval of the Compensation Committee and the acceptance by you of the terms and conditions of each grant. All your rights and obligations with respect to any stock options, restricted stock units, cash-based performance awards or other LTIP awards granted to you are subject to the terms and conditions of the LTIP as well as the terms and conditions of the applicable award agreements.

4.2	There is no guarantee or promise that any future LTIP awards will be made or recommended. You understand the discretionary character of any grant under the LTIP and understand that any repetition of any such grants, even if the repeated grants are in the same or similar amount as in a previous year, do not give you any right or claim to any grant whatsoever in any succeeding year. You acknowledge that any grant made under the LTIP does not create any contractual right to receive future grants or any benefits in lieu of LTIP grants, and that your participation in the LTIP does not establish or imply an employment relationship between you and The Western Union Company. You further acknowledge that in accepting any such grant you may be subject to certain tax and exchange control regulations, and that it is your individual responsibility to comply with any regulations as a result of your acceptance of any grant under the LTIP.

4.3	The voluntary, non-binding character of the possible remuneration described in this section, which can be cancelled at any time, is understood by both parties. You acknowledge the voluntary character of such

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remuneration and hereby explicitly waive any entitlement of receiving any remuneration in the future.

4.4	You acknowledge that LTIP awards are not provided with the character of salary and are excluded from the definition of “salary”, “integrated salary” or “acquired rights” subject to the requirements of applicable law.

5.	BENEFITS
Except as otherwise provided in the Expatriate Agreement during the term of the expatriate assignment, you will be eligible to participate in the Company’s retirement, health and welfare benefits (“benefits”), under the terms and conditions applicable to similarly situated employees in Austria, as may be amended by the Company from time to time. You understand the discretionary character of these benefits and you acknowledge that the Company will have the right to vary the nature of these benefits, subject to the requirements of applicable law.
6.	ANNUAL LEAVE, SICK LEAVE AND HOLIDAYS

6.1	You will be entitled to the full paid vacation as established by applicable law and related to your years of employment. The length of your employment with the Company, and your time employed with any of the Group Companies counts towards your years of service. Such combination of length of your employment is credited solely for the purpose of calculating your length of annual leave. Only your employment with the Company is taken into account for purposes of any pension or severance calculation, subject to the requirements of applicable law.

6.2	Annual leave not used during the year in which it has been accrued may be carried forward for use during the succeeding two years. Any such carried-forward leave that is not used in the immediately succeeding two years will be cancelled. You will not be entitled to any payment in lieu of cancelled or unused annual leave.

6.3	Any current or future benefits exceeding the benefits provided for in this Agreement are granted voluntarily and may be revoked and/or changed unilaterally by Western Union at any time; the granting of such benefits, if any, even if it were to occur more than one time, does not give rise to any entitlement to such benefits for future periods.

6.4	Your entitlement to statutory public holidays, sick leave and other leaves of absence shall be according to the Company’s policies, work rules and subject to the requirement of applicable law, provided that public holidays will be observed in accordance with Western Union business practices.

7.	FULL TIME WORK

7.1	During the term of the Expatriate Agreement, you will observe the work schedule in effect at your place of assignment. Normal working hours of your employment will be at least 40 hours per week. From time to time, you may be required by the Company or by the nature of the work assigned to you to work beyond these normal working hours or overtime as may be necessary and reasonable in the proper performance of your duties. As a managerial employee who is authorised or delegated by the Company to hire employees, give other benefits to employees, reduce other employees’ wages, or terminate other employees’ employment, you are not subject to the Austrian Working Hours Act (sec. 1 para 2 subpara 8 of the Austrian Working Hours Act,” Arbeitszeitgesetz”) and thus not entitled to any extra pay or remuneration for working beyond normal working hours or overtime.

You should make yourself available to the Company at any time if the demands of the business so require.

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7.2	Except as otherwise provided in the Expatriate Agreement during the term of the expatriate assignment and such other perquisites as are in place for other similarly situated executives, you are not entitled to any pay, perquisites, or benefits other than as set forth above or as regulated in the agreement in place between you and the Company for your participation in the Company’s pension fund scheme (Pensionskassenzusage), or the agreements reflecting outstanding long-term incentive awards granted to you under the applicable long-term incentive plans, all of which shall continue to apply unchanged.

8.	OTHER ACTIVITIES OF EMPLOYEE

8.1	For purposes of this Section 8, Company and its Group Companies are referred to as “the Company”. During the term of your employment under this Agreement, you acknowledge that you shall devote your time to work for the Company and shall accept no other work, whether compensated or not, directly or indirectly (whether in the form of cash or a non-cash benefit), without receiving prior written permission, if that other work involves working during Company work hours, using Company facilities or equipment, and/or if such activity might interfere with the interests of the Company, impair your performance of your employment duties for the Company, the reputation of the Company, or conflict with The Western Union Company Code of Conduct. Nor shall you perform services or engage in activities, in any capacity, whether compensated or not, directly or indirectly, with or for any person or entity in competition with the businesses of the Company, without receiving prior written permission.

8.2	Therefore, you may not operate an independent commercial business or trade for your own or another’s benefit in Western Union’s line of business, unless you have received the written permission of The Board of Directors of The Western Union Company. Notwithstanding this provision 8.2, you are entitled to hold not more than five percent (5%) of the issued shares of a company, the shares of which are listed on a recognized stock exchange even if such company carries on a competitive business.

8.3	If you violate any obligations in this section 8, in addition to any and all other of its rights, Western Union may claim compensation for damages suffered by the violation or, alternatively, may require that any transactions made for your benefit be treated as made for Western Union’s benefit. With respect to transactions made for the benefit of others, Western Union may demand that you surrender any compensation that you have received for such transactions or that you assign to Western Union your claim(s) to any compensation for such transactions. Western Union’s exercise or failure to exercise any of the rights set forth in this section will not affect Western Union’s right to dismiss your employment for violation of the non-compete obligation.

8.4	You agree to afford Western Union your full capacity of work.

9.	USE OF SOFTWARE/TOOLS AND COMMUNICATIONS

9.1	If you have recourse to documents, correspondence, software, software package and materials, either handwritten or computerized, or more generally all means of communication, in particular Internet or Intranet, you agree to use such tools for professional purposes only and not to take copies or reproduce such tools for your personal use or for any other use. You shall take care of these tools and must inform Western Union in case of any deterioration, loss or theft, and will comply with Western Union’s rules relating to the installation and use of such tools as applicable within Western Union.

9.2	You acknowledge that the Company’s local and wide area network infrastructure and its telecommunications system and its components, including for example telephones, facsimile machines, photocopiers, printers, personal organizers, palmtops, Blackberries, computers and servers, as well as the applications running on and services provided by these systems including e-mail and voicemail, Internet and Intranet, and file storage facilities (“IT systems”) and all oral communications, telephone conversations, information and messages or any part of a message (whether in the form of data, texts, images, speech or any other form) transferred via and/or stored on the IT systems, including any

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recording and/or copies made of such communications, and any attachments to such communications (“Communications”) made via the IT systems are the property of the Company and that the equipment and all information are managed in the United States of America.

9.3	You are permitted to limited personal use of information resources if the use does not result in a loss of employee productivity, interfere with official duties or business, and does not involve additional expense to Western Union, refer to Western Union’s Acceptable Use Policy (ISSP-AU-001) and Email Policy (ISSP-E-001) for specific requirements. In addition when using Western Union information resources employees are expected to comply with all Western Union Polices, Standards and Controls.

9.4	You acknowledge that Western Union deploys a range of data protection and information safeguards, this includes and not limited to; the use of technologies to limit Internet access, assessments and management of applications/software licenses, identification and removal of potential risks to the network, management of viruses and spam, and removal of non-authorized and/or potentially dangerous software on Western Union provided platforms. As an employee your cooperation is required to protect and safeguard our company’s information, infrastructure and assets and all personal information (i.e. employee, supplier and/or consumer information).

10.	INTELLECTUAL PROPERTY RIGHTS

10.1	You acknowledge that copyright and all other intellectual, moral, and proprietary rights in any documents and other materials produced by you during the course of this Agreement or your performance of duties (whether or not produced during working hours), including without limitation your inventions, creations, work products or whatever forms of objects that may be protected under the Copyright, Patent, Trademark, or Trade Secret legislation or other laws of the relevant jurisdiction (“Products”) shall vest in and be owned by the Company or its assignee to the maximum extent permitted by applicable law.

10.2	You further agree that you will do all things necessary (at the Company’s request and expense) to perfect such vesting and ownership of such rights by the Company both during and after the period of this Agreement.

10.3	You ensure that such documents and other materials produced by you will be original and will not infringe the rights of any third party.

10.4	You are entitled to a special compensation in consideration for making available a “service invention” as defined by the Austrian Patent Act (Patentgesetz). In all other respects, the relevant applicable provisions of the Austrian Patent Act (Patentgesetz) shall govern.

11.	NON-DISCLOSURE OF TRADE SECRETS AND OTHER COMPANY CONFIDENTIAL INFORMATION

11.1	During the course of your employment with the Company, there may be disclosed to you certain confidential information, third party information and trade secrets of the Company, and it’s Group Companies (all of these, for purposes of this Section 11, are “the Company”).

11.2	You agree that the Company is engaged in a highly competitive business and has expended, and continues to expend, significant money, skill, and time to develop and maintain valuable customer relationships, trade secrets, and confidential and proprietary information. You agree that your work for the Company will continue to bring you into close contact with many of the Company’s customers, Trade Secrets, Confidential Information and Third Party Information (as defined below), the disclosure of which would cause the Company significant and irreparable harm.

You recognize that any unauthorized disclosure of Third Party Information could breach non-disclosure

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obligations or violate applicable laws or Company policy. You further agree that the covenants in this Agreement are reasonable and necessary to protect the Company’s legitimate business interests in its customer relationships, Trade Secrets, Confidential Information, and Third Party Information.

Therefore, you agree to observe the non-disclosure obligation as set out in this Section 11.

11.3	Company “Trade Secrets” includes but is not limited to the following:
(a) any data or information that is competitively sensitive or commercially valuable, and not generally known to the public, including, but not limited to, products planning information, marketing strategies, marketing results, forecasts or strategies, plans, finance, operations, reports, data, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Company, its customers, clients, and suppliers; and
(b) any scientific or technical information, design, process, procedure, formula, or improvement, computer software, object code, source code, specifications, inventions, systems information, whether or not patentable or copyrightable.
11.4	Company “Confidential Information” means any data or information and documentation, other than Trade Secrets, which is valuable to the Company and not generally known to the public, including but not limited to:
(a) Financial information, including but not limited to earnings, assets, debts, prices, fee structures, volumes of purchases or sales, or other financial data, whether relating to the Company generally, or to particular products, services, geographic areas, or time periods; and
(b) Supply and service information, including but not limited to information concerning the goods and services utilized or purchased by the Company, the names and addresses of suppliers, terms of supplier service contracts, or of particular transactions, or related information about potential suppliers, to the extent that such information is not generally known to the public, and to the extent that the combination of suppliers or use of particular suppliers, though generally known or available, yields advantages to the Company the details of which are not generally known.
11.5	“Third Party Information” means any data or information of the Company’s customers, suppliers, consumers or employees that the Company is prohibited by law, contract or Company policy from disclosing. By way of example such information includes but is not limited to:
(a) Product specifications, marketing strategies, pricing, sales volumes, discounts;
(b) Nonpublic personal information regarding consumers, including but not limited to names, addresses, credit card numbers, financial transactions, and account balances;
(c) Personnel information, including but not limited to employees’ personal or medical histories, compensation or other terms of employment, actual or proposed promotions, hiring, resignations, disciplinary actions, terminations or reasons therefore, training methods, performance skills, qualifications, and abilities, or other employee information; and
(d) Customer information, which is not protected by a separate confidentiality agreement, including but not limited to any compilations of past, existing or prospective customers, agreements between customers and the Company, status of customer accounts or credit, the identity of customer representatives responsible for entering into contracts with the Company, specific customer needs and requirements, or related information about actual or prospective customers or other nonpublic consumer information.

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11.6	You agree that for so long as the pertinent information or documentation remains a Trade Secret, you will not use, disclose, or disseminate to any other person, organization, or entity or otherwise employ any Trade Secrets. You further agree that during your employment and after the cessation of your employment with the Company, you will not use, disclose, or disseminate to any other person, organization, or entity or otherwise employ any Confidential Information. The obligations set forth herein shall not apply to any Trade Secrets or Confidential Information which shall have become generally known to competitors of the Company through no act or omission of yourself.

11.7	You agree that for so long as the pertinent information or documentation is subject to protection under Company nondisclosure obligations, policy or applicable law, but in any event not less than two (2) years after the cessation of your employment with the Company, you will not use, disclose, or disseminate to any other person, organization, or entity or otherwise employ any Third Party Information.

11.8	Upon cessation of your employment with the Company or at any time the Company requests, you agree to return all Third Party Information as well as Company materials and Trade Secrets and Confidential Information, and all copies thereof (including without limitation, all memoranda and notes containing the names, addresses, and needs of the Company’s customers and prospective customers) in your possession or over which you exercise control, and regardless of whether such materials were prepared by the Company, you, or a third party.

11.9	Any breach or failure to observe this condition may subject you to immediate dismissal without compensation or severance payment, subject to the requirements of the applicable law. The Company will have the right to take other appropriate legal actions before or after that dismissal.

11.10	Should you be required by law, regulation or court order to disclose any information you are not required to disclose under this condition, you should notify the Company prior to making such disclosure in order to allow the Company to seek a protective order or other appropriate remedy from the proper authority. You agree to cooperate with the Company in seeking such court order or other remedy, and further agree that if the Company is not successful in obtaining such court order, you shall furnish only that portion of the information that is legally required and shall exercise all reasonable efforts to obtain reliable assurances that confidential treatment will be accorded the information disclosed.

11.11	Your obligations under this Section 11 survive termination of your employment relationship with the Company.

12.	PROCESSING AND USE OF EMPLOYEE INFORMATION
The Company informs you that your personal data including the sensitive data if collected by the Company (the “Data”), which you provided to our Company or that we otherwise acquired in the course of the ordinary activity will be processed for correct execution, management and performance of this Agreement in force between you and the Company. The Data might be communicated, in connection with the above-mentioned purposes, to the Company and any of its Group Companies, and to third party service providers, also outside the European Union, which provide assistance and consultancy or other services to the Company, with particular reference, but without limitation, to accounting, administrative, legal, tax and financial issues. Such data processing will be performed by means of either manual, electronic or network instruments, or in any other manner that can ensure a safe processing and avoid any unauthorized access. A list of the subjects to whom your Data are or might be communicated will be made available upon request at the Company’s offices.
By executing this Agreement and subject to your execution of the Data Privacy Notice and Consent for Employees (Exhibit 2 to this Agreement), you expressly authorize the transfer, also in non-EU countries, of your Data to the Group Companies and third parties indicated above for the purposes listed in this Section. The Data will be kept secure and confidential in accordance with Company policy and national legislation. The Company will regularly update your Data with your assistance and as you request. You will retain the right of

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access to your Data and the right to have incorrect Data corrected. The Data provided will not be used for any marketing purposes.
13.	CODE OF CONDUCT AND POLICIES

13.1	You agree that you are bound by the provisions of The Western Union Company’s Code of Conduct (“Code of Conduct”) and other rules, regulations and policies, as that Code of Conduct and those rules, regulations and policies may be amended from time to time. You acknowledge that it shall be your duty to know and understand this Code of Conduct and, in the course of your employment, any change in this Code of Conduct and any other policies, which you may access through Western Union’s employee-only intranet website.

13.2	You also agree to perform all aspects of your job in accordance with law, to strictly follow all workplace safety rules, to protect the property of the Company, to maintain the highest standards of personal and professional ethics, to actively participate in training arranged by the Company, and to continue to develop and improve your professional skills.

13.3	You further acknowledge that Western Union may take action in case of a violation of any of the provisions contained in the Code of Conduct and other rules, regulations and policies, including immediate dismissal of your employment.

14.	TAX LIABILITIES
Except for those taxes and contributions mandated by law to be withheld or for any government filings to be made by the Company or Group Companies in connection with the salary and other compensation and benefits arising from this employment or in connection with the Expatriate Agreement, all other taxes and contributions and filings shall be your responsibility and shall be made by you. Except as specifically provided in the Expatriate Agreement during the term of the expatriate assignment, the Company and its Group Companies will not be responsible or liable for any of your tax or other liabilities in respect of your employment, such as personal income tax payable to any governments or authorities and you are solely responsible for filing any and all income tax returns and paying any amounts owed to the respective authorities in Austria or elsewhere. The Company will have the right to withhold your remuneration (or any part thereof) as may be required by law and pay the same on your behalf in order to settle any of your tax liabilities and penalties.
15.	TERMINATION

15.1	Prior to its expiry, the employment relationship may be terminated by you or by the Company as set forth below and following the procedure mandated by the applicable law.

15.2	The Company may, pursuant to a written or oral communication, terminate this Agreement (including the Expatriate Agreement) and your employment without notice and no compensation for just cause (“wichtigen Grund”) as defined by Austrian law. This shall include, without limitation, your absence from work over a considerable period of time without legitimate cause, your insistent refusal to carry out your duties or your refusal to follow the Company’s justified directions.

In particular, you explicitly acknowledge that any significant violation on your part of the provisions of this Agreement entitles the Company to immediately terminate the employment relationship with you, subject to the requirements of applicable law.

15.3	In the event you intend to terminate this Agreement without just cause being given, prior to the desired date of termination (which must be the last day of a calendar month), you shall observe a notice period

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equivalent to 6 months, unless Austrian mandatory law provides for a longer notice period for termination by the Company (in which case such longer notice period applies also to you).

This notice period shall not apply in the event you terminate this Agreement as a result of your appointment to the position of Chief Executive Officer of The Western Union Company.

15.4	If the Company decides to terminate this Agreement without just cause being given prior to the expiry date, the Company shall observe a notice period equivalent to 6 months or longer if required as a matter of mandatory Austrian law.

15.5	Should this Agreement be terminated by giving notice either from you or the Company, and the Company will grant you leave for the rest of the notice period, or for any part of such period, you explicitly consent that you will consume your remaining days of vacation, if any, within such period of leave, provided that doing so is possible and reasonable.

15.6	Upon termination of employment, and without need of further notice or demand, you shall immediately transfer and deliver to the Company any property of the Company, and its Group Companies which may be in your possession, custody or under your control including, without limitation, all papers, documents, notes, memoranda, records and writings, in whatever form or stored in whatever media, which in any way relate to the business of the Company and its Group Companies and/or to the business of the clients of the Company and its Group Companies together with all extracts or copies thereof.

15.7	Should you have unpaid or pending obligations to the Company, monetary or otherwise, upon the termination of your employment for any reason or cause, you expressly agree and authorize the Company to make the necessary deductions from the salary, bonuses and any other amounts or benefits that may be due to you, to effect settlement or payment of your unpaid or pending obligations. This is without prejudice to the right of the Company to effect settlement or payment of your obligations through other legal means should the salary, bonuses and any other amounts or benefits due to you be insufficient to cover your unpaid or pending obligations.

16.	NON-SOLICITATION

16.1	NON-SOLICATION OF CUSTOMERS

16.1.1	You agree that while employed by the Company, or at a Group Company (if applicable) (for section 16, the Company and any applicable Group Company shall be referred to as the Company), you have had and will have contact with and has become and will become aware of the Company’s customers and the representatives of those customers, their names and addresses, specific customer needs and requirements, and leads and references to prospective customers, and that you have benefited and added and will continue to benefit and add to the Company’s goodwill with its customers and in the marketplace generally. You further agree that loss of such customers will cause the Company significant and irreparable harm.

16.1.2	Accordingly, you agree that, for twelve (12) months after the cessation of your employment with the Company, you will not solicit, contact, call upon, accept orders from, or attempt to communicate with any customer or prospective customer of the Company for the purpose of providing any products or services substantially similar to those you provided while employed with the Company. This restriction shall apply only to any customer or prospective customer of the Company with whom you had contact or about whom you learned Trade Secrets or Confidential Information, during the last twenty-four (24) months of your employment with the Company. For the purpose of this section, “contact” means interaction between you and the customer or prospective customer which takes place to further the business relationship, or making sales to or performing services for the customer or prospective customer on behalf of the Company.

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16.2.	NON-SOLICITATION OF EMPLOYEES AND OTHERS.

16.2.1	You acknowledge and agree that solely as a result of employment with the Company, you have and will come into contact with and have acquired and will acquire Trade Secrets or Confidential Information regarding some, most, or all of the Company’s employees, consultants, contractors, or agents (for purposes of this section, collectively referred to as “worker”).

16.2.2	Accordingly, both during employment with the Company and for twelve (12) months after the cessation of employment with the Company, you will not recruit, hire, or attempt to recruit or hire, directly or by assisting others, any other worker of the Company with whom you had contact or about whom you learned Trade Secrets or Confidential Information during your last twenty-four (24) months of employment with the Company. For the purposes of this section, “contact” means any business-related interaction between you and the other worker.

17.	NON-COMPETITION
Due to the extremely competitive market in which the Company is engaged and to the knowledge, particularly of a commercial, financial, scientific, industrial or marketing nature concerning the activities, operations and studies of the Company or at a Group Company (if applicable) (for paragraph 17, the Company and any applicable Group Company shall be referred to as the Company), acquired by you in the performance of your duties, you agree that you shall be bound, with regard to the Company, to an obligation of non-competition in the following conditions:
17.1	In the event of termination of your employment with the Company occurring for any reason whatsoever — except if (i) you terminate with just cause being given, or (ii) the Company terminates without you having given cause to do so and without undertaking to continue to pay your remuneration according to Section 2 above for the period set forth in Paragraph (c) below—, you hereby undertake not to enter into the service of a company studying, manufacturing or selling (including wholesale and retail) products or services that are identical or similar to those that are studied, manufactured or sold by the Company, or which are intended to provide the same or comparable benefits to the purchasers of such products or services in any countries or regions, including but not limited to Vienna and Austria. You agree that you shall refrain from taking a direct or indirect interest, in any form whatsoever, including in particular through consultancy work or acquisition of shareholding (except for current stock exchange transactions) in an activity of this type, be it in existence or in the process of creation.

17.2	You agree that this obligation of non-competition applies to Vienna and Austria as well as to the other countries in which you may have performed your duties during your work within the Company. Should you so desire, the list of countries in which you may have performed your duties during your work within the Company will be given to you, within 12 business days following receipt of such request.

17.3	This non-competition covenant is for the duration of TWELVE MONTHS as from the effective date of termination of this Agreement.

17.4	During the non-competition period, you undertake to communicate to the Company, if the latter so requests, the name and address of your new employer. The Company reserves the right to inform the new employer of the existence and contents of the present non-competition clause. You agree that you shall inform the latter of the present non-competition clause prior to entering into any commitment.

17.5	Upon termination of this Agreement and if this non-competition covenant is still in force at this time, you hereby agree that this special provision be included in any work certificate that will be given to you.

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18.	INDEMNIFICATION AND CLAWBACK

18.1	You agree to indemnify and hold all Group Companies harmless from all losses, liabilities, claims and damages (including lawyer’s fees) which may arise out of or as a result of any of your unauthorized act or any act caused by you in contravention of this Agreement.

18.2	Any payment according to the provision in this Agreement shall be without prejudice to the right the Company expressly reserves to engage proceedings against you in reparation for the financial and moral damage actually suffered by any Group Company.

18.3	You acknowledge that you have read The Western Union Company’s Clawback Policy (the “Clawback Policy”). In consideration of the various elements of Incentive Compensation (as defined in the Clawback Policy) awarded or granted to you, you agree to abide by the Clawback Policy and any determinations of the Board pursuant to the Clawback Policy. You acknowledge that the Board shall have full discretion to make such determinations. Without limiting the foregoing, and notwithstanding any provision of this Agreement to the contrary, if the Board determines that any Incentive Compensation (as defined in the Clawback Policy) received by or paid to you resulted from any financial result or performance metric that was impacted by your misconduct or fraud and that compensation should therefore be recovered from you (such amount to be recovered, the “Clawbacked Compensation”), then upon such determination, the Company or The Western Union Company (acting through the Board) may recover such Clawbacked Compensation by any suitable remedy determined by the Board. The foregoing right to recover certain elements of compensation shall be separate from any other relief available to the Company or The Western Union Company due to your misconduct or fraud. Any determination by the Board with respect to the foregoing shall be final, conclusive and binding upon you and all persons claiming through you.

19.	EXECUTION AND LANGUAGE OF AGREEMENT

19.1	This Agreement is executed in two originals, with each party to retain one original.

19.2	If there is any translation of this Agreement to other languages, the English version shall govern.

19.3	This Agreement may be executed in any number of counterparts, which shall together constitute one agreement. Any party may enter into this Agreement by signing any such counterpart, but this Agreement shall not be effective until each party has executed at least one counterpart.

20.	SEVERABILITY

20.1	In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be invalid, illegal, unenforceable or void by any court of competent jurisdiction, this Agreement shall continue in full force and effect without said provision; provided that the Company reserves the right to determine whether such severability shall be effective if it materially changes the benefit of this Agreement to the Company. Such holding shall not invalidate or render unenforceable any other provision hereof.

20.2	Without limiting the generality of 20.1, each provision of the non-disclosure, non-solicitation and non-compete undertakings set out in 11, 16 and 17 shall, notwithstanding the manner in which it has been grouped with or grammatically linked to the others, be construed as imposing a separate and an independent obligation, severable from the rest of them. Without limiting the foregoing —

20.2.1	the non-disclosure undertakings in terms of 11 shall be severable in respect of— each of the persons in whose favor they are given;

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every month of period for which the confidentiality undertakings are stipulated to be applicable;

every category of Trade Secrets, Confidential Information and Third Party Information;

20.2.2	the non-solicitation undertakings in 16 shall be severable in respect of— each of the persons in whose favor they are given;

each of 16.1 and 16.2 and;

each month of the non-solicitation period;

every activity in which you are prohibited from acting;

every capacity in which you are prohibited from acting;

each category of customer;

each category of employee;

20.2.3	the non-compete undertakings in 17 shall be severable in respect of — each persons in whose favor they are given;

each month of the non-competition period;

every locality falling within the prescribed area;

every capacity and activity in which you are prohibited from acting;

20.3	The non-disclosure, non-solicitation and non-compete undertakings set out in 11, 16 and 17 are stipulations for the benefit of the Group Companies and the Company and their respective successors-in-title and assigns, which shall be entitled to elect whether to exercise their / its rights hereunder or not. By signing this Agreement the Company accepts the benefits on behalf of each such person. Such acceptance by the Company constitutes a separate acceptance on behalf of each such person for the time being and, to the extent that such acceptance may not constitute valid acceptance on behalf of such person, that person may accept such benefits in the future by giving written notice to that effect to you.

20.4	The failure by the Group Companies and the Company or any of their successors-in-title or assigns to — exercise any of its rights in terms of the foregoing non-disclosure, non-solicitation and non-complete undertakings; or

succeed in any proceedings instated by it to enforce any of its rights in terms of the foregoing non-disclosure, non-solicitation and non-complete undertakings;

shall not preclude the Group Companies and the Company or any of their respective successors-in-title and assigns from exercising any such rights in consequence of any subsequent breach by you or of any subsequent decision of any court, as the case may be.

20.5	Should the non-disclosure, non-solicitation and non-compete undertakings set out in 11, 16 and 17 or part thereof be found by any competent court to be defective or unenforceable for any reason whatever, the remaining provisions of 11, 16 and 17 shall continue to be of full force and effect.

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20.6	Notwithstanding anything set out in this 20, the undertakings set out in 17 shall not be enforceable against you only in the following circumstances —
if you terminate this Agreement for just cause; or
if the Company terminates this Agreement without just cause; or
in favor of the Company or any Specified Company/ies which has / have given written notice to you that it / they do not intend to enforce the undertakings envisioned in 17.
21.	SURVIVAL
Sections 9, 10, 11, 12, 13, 14, 15.6, 15.7, 16, 17, 18, 22, 23 and 24 of this Agreement shall survive termination of this Agreement and shall remain in full force and effect notwithstanding such termination.
22.	ENTIRE AGREEMENT

22.1	This Agreement contains and represents the entire Agreement and understanding between you and the Company, and the Group Companies, relating to your employment with the Company. No collateral agreements have been made, except for the agreement in place with you to participate in the Company’s pension fund arrangement (Pensionskassenzusage), the agreements reflecting outstanding long-term incentive awards granted to you under the applicable long-term incentive plans, all of which shall continue to apply unchanged, and — during its term — the Expatriate Agreement.

22.2	Except as provided in 22.1, this Agreement supersedes any oral or written agreements between you and the Company existing prior to this Agreement, or any other previous agreements, arrangements and any other discussions that you may have had with the Company, and the Group Companies, relating to your employment. All matters shall be governed by this Agreement.

22.3	This Agreement may be altered only by a written agreement signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought and must be approved by an authorized representative of Western Union.
23.	GOVERNING LAW AND JURISDICTION

23.1	The execution, interpretation and enforcement of this Agreement and the respective rights and obligations of the parties shall be governed and construed in accordance with the laws of Austria.

23.2	Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules as present in force. The appointing authority shall be the Secretary General of the International Arbitral Centre of the Austrian Federal Economic Chamber. The number of arbitrators shall be three. The place of arbitration shall be Vienna. The language to be used in the arbitral proceedings shall be English.
24.	SUCCESSORSHIP

This Agreement inures to the benefit of any successors or assigns of the Company, the Group Companies and your obligations apply equally to the Company, the Group Companies and its successors or assigns.

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Western Union Financial Services GmbH

/s/ Tim Keane Tim Keane	Date: 9 November 2009
represented by its sole shareholder,
Western Union Processing Limited
I have read and understand the foregoing terms and conditions and I accept and agree to commence employment under the terms and conditions set forth herein. I certify that I understand the English version of this Agreement. I acknowledge my acceptance of this offer of employment on the terms and conditions set forth in the Agreement by signing below and returning this Agreement to the Company.

Agreed and Accepted By:	/s/ Hikmet Ersek Hikmet Ersek

Date:	9 November 2009

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Paste 17 of 32
EXHIBIT 1
Expatriate Letter Agreement
SUBJECT TO THE APPROVAL OF THE BOARD OF DIRECTORS OF THE WESTERN UNION COMPANY
9 November 2009
Mr. Hikmet Ersek
Rosenweg 4/Julius Bergerstr.
1170 Vienna
Dear Hikmet:
This Letter Agreement will serve to confirm our mutual understanding of the terms and conditions applicable to your assignment as Chief Operating Officer of The Western Union Company, effective January 1, 2010. In this role you will be reporting to Christina Gold (“Chief Executive Officer”). The position will be initially located in Englewood, Colorado, U.S.A. (the “Host Country”) and will be subject to your obtaining and maintaining the required Host Country entry documents or visas and your acceptance of the terms and conditions outlined in this Letter Agreement. The duration of your assignment will not exceed 24 months (unless the parties mutually agree to extend this assignment). This assignment may be shorter in duration under certain circumstances. Your home city and country are Vienna, Austria (the “Home Country”) and you will remain employed by Western Union Financial Services Gmbh (“the Austrian Company”) during the term of this assignment, unless you, The Western Union Company and the Austrian Company mutually agree otherwise (hereinafter The Western Union Company and the Austrian Company are referred to collectively as the “Company” unless specifically designated). This assignment is subject to your execution of the employment agreement with the Austrian Company to which this Letter Agreement is attached as Exhibit 1 (the “Employment Agreement”).
The terms and conditions of this Letter Agreement, which forms a part of the Employment Agreement during the term of the Letter Agreement, are subject to the approval of the Board of Directors of The Western Union Company (the “Board) and/or the Compensation and Benefits Committee of the Board (the “Compensation Committee”). In the event the Board approves your appointment to the position of Chief Executive Officer of The Western Union Company and you accept such position, you agree that this assignment shall immediately end, that you will give notice of immediate termination of the Employment Agreement with the Austrian Company, and that you will become employed by Western Union, LLC (or another U.S. subsidiary of The Western Union Company) and be based in the U.S. The terms and conditions of any such employment will be determined at a later date.
In your role as Chief Operating Officer, and in consultation with and subject to the approval of the Chief Executive Officer, you will have the right to create an organizational structure for The Western Union Company and its

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Affiliates reflecting the geography and product evolution of the business, including the appointment of business leaders in key geographical regions and for key product roles. Additionally, the Board and the Chief Executive Officer will consider when the title of “President” of The Western Union Company may be offered to you. In addition, on or about May 2010 and December 2010, you will have formal reviews with the Board, during which the Board will provide you with its appraisal of your performance and potential as a candidate for the position of Chief Executive Officer and you will have the opportunity to discuss your level of interest in such position.

The terms and conditions in this Letter Agreement, including your assignment as Chief Operating Officer, will be in effect for this assignment only. Your expatriate assignment will generally be subject to the terms of the Expatriate Policy (the “Expatriate Policy”), but if there is any conflict between the terms of the Expatriate Policy and this Letter Agreement, the terms of this Letter Agreement will govern.

1.	Compensation:
A.	Base Salary: Your base compensation is described in Section 2.1 of the Employment Agreement.

B.	Incentive Bonus: Your annual cash incentive bonus opportunity is described in Section 3 of the Employment Agreement.
2.	Benefits:
A.	Insurance Plans and Retirement Benefits: Except to the extent you are no longer eligible for certain benefits offered to the employees of the Austrian Company as a result of this assignment, you will be eligible to participate in the Austrian Company’s retirement, health and welfare benefits under the terms and conditions applicable to similarly situated employees in Austria, In addition, with respect to medical, dental and vision benefits coverage during your assignment, you will be enrolled in the Aetna Global Benefits program. Western Union’s International Benefits team will assist you in enrollment and answer any questions you may have regarding the program. Once enrolled you will have access to the Aetna Global Benefits online Member Service’s Center. This online resource offers a wide range of automated tools and information designed to help you use and understand your global benefits. You will soon receive a welcome letter and package which will contain your username and password. Your Aetna Global Benefits plan administrator contact, Karen Thompson, can be contacted at +1.720.332.5354 or at Karen.thompson@westernunion.com.

B.	Work Schedules/Holidays/Vacation: Your work schedule, holidays, vacation and other leave benefits are described in Sections 6 and 7 of the Employment Agreement; provided that you will observe the work schedule in effect at your place of assignment and will accrue vacation based on the Expatriate Policy (the greater of your Austria vacation schedule or four weeks). Unused annual vacation leave accrued in Austria prior to your departure to the Host Country will be carried forward with you to this assignment. Holidays will be

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observed in accordance with Western Union business practices in the USA or Austria, depending upon your working location as of the date of the holiday.
3.	Relocation Benefits:

You will be eligible for relocation benefits during the term of your assignment as outlined below, provided that you are performing services in accordance with this assignment or as otherwise directed by the Company on the date the relocation benefit or payment is scheduled to be made. Upon receipt of your signed acceptance of this Letter Agreement, Weichert Relocation Resources, Inc. (WRRI), Western Union’s designated relocation company, will contact you to begin administering the relocation program. Amounts included below may constitute taxable income to you, however they will be provided to you on a net basis, (ie., will be grossed-up for any applicable taxes by the Company), but generally will not be taken into account as “compensation” for purposes of other Company benefit plans. You should take no action relating to your relocation until you have been contacted by your Relocation Specialist.
A.	Miscellaneous Relocation Allowance: In accordance with the terms of the Expatriate Policy, you will receive a one-time Miscellaneous Relocation Allowance net payment equal to 1/24th of your annual base salary, to be paid immediately prior to your departure.

B.	Work Permits/Visas: If legal work authorization is required, it must be granted before you depart for the Host Country, WRRI will coordinate assistance for you to obtain the proper visas/work permits for you and your family. To the extent that you pay any visas, passport, and/or immigration expenses personally, you will be reimbursed.

C.	Present Housing Arrangements: Should you choose to keep your present home, you will be paid a monthly amount of €300 to cover incidental expenditures related to its maintenance and upkeep (no receipts required). If you rent/lease a residence in your Home Country at the time you are offered and accept this expatriate assignment, the Company will pay the costs associated with the ‘early termination’ of your current lease agreement.

D.	House Hunting Trips/Family Visits: The Company will pay for a maximum of three trips for your spouse and your dependent children to visit you prior to the time at which your family joins you in the U.S. (which, unless the Company and you mutually agree otherwise, will be no later than September of 2010), any of which trips may be used for house hunting purposes. The Company will pay the reasonable costs associated with these trips, including reasonable airfare (based upon Western Union’s Travel Policy), lodging and meals, and car rental.

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E.	Shipment and Storage of Household Goods/Personal Effects: WRRI will be authorized to assist with the move of your household belongings to your new location. To expedite delivery of your goods, you will be entitled to an air shipment of up to 500 pounds (not to exceed 80 cubic feet) for items you need immediately at your new location. The remainder will be shipped via surface transportation. Your surface shipment allowance will be 10,000 pounds. When necessary, the Company will pay for storage and insurance for the remainder of your household goods during the time of your expatriate assignment. The cost of Company-paid storage will be for reasonable and customary household and personal goods. In no event will excess food supplies, firewood, building supplies, farm machinery, cars, vans, boats, trailers, or airplanes be stored at the Company expense. Responsibility for costs of storing items not listed here will be determined on a case-by-case basis, at the Company’s discretion. Return to your Home Country is subject to the terms of the Western Union Expatriate Policy.

F.	Automobile Shipment/Sale: As noted under “Automobile” below, you will remain entitled to a company car in Austria (or alternatively a car allowance) in accordance with the Austrian Car Policy, and in addition the Company will provide you with an automobile for your use in the Host Country. However, because the Company will not pay for shipment or storage of your personal car(s), you will need to make arrangements to sell your personal car(s) or leave it/them with someone while you and your family are in the U.S. Should you incur a forced sale loss on your car, the Company will partially reimburse you for this loss. The amount eligible for reimbursement will be the difference between the sales price of the car and the average of the retail and trade-in values for the make and model of your car (based on published local data), up to a maximum of $2,500 USD per car (with a maximum of two cars being subject to this forced sale loss reimbursement). You must, however, secure more than one bid for your car and reimbursement will be based on the highest bid. If you choose to sell to a family member, you must secure bids from two dealers or private parties who are not members of your family as a basis for the forced sale loss reimbursement calculation. If the car is leased at the time you accept this assignment and you are assessed a penalty for early lease cancellation, the Company will reimburse for this cost.

G.	Household Pets: If you choose to take your pets with you on assignment (dogs and cats only), the Company will pay for the cost of transporting up to two pets from your Home Country to your Host Country. Coordination, compliance with applicable laws, and costs other than transportation are your responsibility. Your Host Country has very stringent animal quarantine regulations and a further quarantine period may be required for pets returning home from a foreign country upon your relocation to your Home Country.

H.	Transportation to the Host Country: The Company will reimburse the cost of a one-way first class ticket from the original location to the new location for you and your immediate family members. You will be reimbursed by submitting an expense report to WRRI. This process will be explained in your consultation call

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with WRRI, which will take place shortly after your acceptance and signature of this Letter Agreement. Return to your home country is subject to the terms of the Western Union Expatriate Policy.

I.	Travel to Home Country/Home Leave: Prior to the time at which your family joins you in the U.S. (which, unless the Company and you mutually agree otherwise, will be no later than September of 2010), you will be permitted to make trips to and work from Austria, as agreed with the Chief Executive Officer. After your family joins you in the U.S., the Company will pay the round trip first class airfare for you and your family to visit Europe two times during each twelve-month period. Any days absent from work for specified home leave will count as vacation days. If you have dependent children attending a college or university outside the Host Country, the Company will pay for two roundtrips each year between the Host Country and the airport serving the college or university, in place of and not in addition to the home leave trip.

J.	Temporary Living Expenses: The Company will reimburse you for reasonable temporary living expenses while your goods are in transit for up to a total of 45 days after you are required to vacate your regular Austrian residence and/or upon arrival in the U.S.

K.	Destination Services: WRRI will coordinate with a Company designated vendor to assist you with house hunting and information/familiarization in the host location. The Company will pay up to the local equivalent of $5,000 USD in agency fees.

L.	Housing Allowance: The Company will provide assistance to you in locating residential accommodations in the Denver, Colorado metropolitan area. The cost for your housing and utilities will be paid in full during the term of your assignment.

M.	Automobile: You will remain entitled to a company car in Austria, or alternatively a car allowance, in accordance with the Austrian Car Policy, as amended from time to time. In addition, the Company will provide you with one automobile deemed appropriate for your use in the Host Country. Insurance, maintenance, fuel, taxes, and registration costs for this vehicle and any costs you incur in obtaining a local driver’s license will be borne by the Company. If any Company-provided automobile is considered taxable income to you, it will not be taken into account as “compensation” for purposes of other Company benefit plans.

N.	Education: The Company will pay the cost of private primary/secondary schooling at local Host Country international schools for your dependent children (the costs of colleges or universities for your dependent children are not included).

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4.	Tax Reimbursement/Tax Services:
During your expatriate assignment, you will continue to be responsible for payment of applicable Austrian taxes. You will also be subject to U.S. income taxes on the income you earn while on assignment. The Western Union Tax Equalization Policy is intended to leave you in a net after-tax position substantially equivalent to what you would experience if you were subject only to Austrian taxes during this period.
The process of calculating and withholding your income tax responsibility requires the Company to estimate your hypothetical Austrian income tax liability, based on your total Austrian taxable income earned during the year for services provided to the Company (which includes base salary, bonus, mobility allowances, stock option exercises and other long-term incentive award proceeds). This hypothetical tax liability will be withheld from your pay in lieu of Austrian actual taxes and will reduce your take-home pay ratably throughout the year. Actual withholding for Austrian social insurance contributions and other employment taxes will also continue during your expatriate assignment. To clarify the foregoing, the Company will be responsible for making any actual home and host country income taxes incurred on your compensation during the length of your assignment. Pursuant to the Western Union Tax Equalization Policy, your tax responsibility for compensation that you would have received without regard to this assignment (such as base salary, bonus, and the proceeds from long-term incentive awards), should be substantially equivalent to the liability you would have incurred on this income had you remained in Austria. Therefore, for example, if you exercise stock options during the assignment, your tax liability as a result of such exercise will be similar to what your Austrian tax liability would have been had you exercised the stock options in Austria.
PricewaterhouseCoopers will assist in the filing of your Austrian and U.S. Federal and state income tax returns. When your actual Austrian tax returns are completed, PricewaterhouseCoopers will calculate your final theoretical Austrian tax liability. This amount will be similar to the hypothetical tax previously withheld, but will be revised to incorporate facts and amounts as reported in your actual Austrian income tax returns. This theoretical tax amount for the year involved is the amount you are responsible to pay. If the hypothetical tax amount previously withheld exceeds this amount, you will be refunded the excess. If the hypothetical tax amount withheld is insufficient to cover this liability, you will be responsible to pay the difference to the Company. The Company will be responsible for payment of actual Austrian and U.S. Federal and state income taxes over and above your final theoretical Austrian tax liability as calculated by PricewaterhouseCoopers. Remittance of actual tax amounts to either or both U.S. and Austrian tax authorities will be coordinated by the Company and PricewaterhouseCoopers.
If your employment terminates for any reason during your expatriate assignment, tax equalization will end as of the date of termination and the theoretical Austrian tax will be calculated based as if you repatriated on the date of termination.

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In no event shall the payments referenced in this paragraph 5 be made later than the deadline specified in the Western Union Tax Equalization Policy.

PricewaterhouseCoopers services are limited to tax advice directly related to your assignment and do not extend to personal tax advice or financial planning.

5.	Processing and Use of Employee Information:

By executing this Agreement, you agree and explicitly and unambiguously consent that for employment and management purposes, your personal data will be collected, processed, used, stored, maintained, and transferred between the Austrian Company and The Western Union Company, its subsidiaries, Affiliates, parent, and third party service providers, according to business requirements, including in electronic form, expressly authorizing the transfer of your personal data to the same companies. Your employee data will be kept secure and confidential in accordance with Company policy and national legislation. The Company will regularly update your data with your assistance and as you request. You will retain the right of access to your data and the right to have incorrect data corrected. The data provided will not be used for any marketing purposes. By executing this Agreement, you explicitly consent to the Company’s collection, retention, and transmittal of your personal data outside of Austria, for all valid and appropriate purposes related to your employment.

6.	Code of Conduct; and Compliance with Laws

You agree that you are bound by the provisions of the Western Union Code of Conduct and other rules, regulations and policies, as the Code of Conduct, rules, regulations and policies may be amended from time to time.

You also agree to perform all aspects of your job in accordance with all applicable laws, regulations and other rules having the force in law, including those of Austria and the U.S., to strictly follow all workplace safety rules, to protect the property of the Company, to maintain the highest standards of personal and professional ethics, to actively participate in training arranged by the Company, and to continue to develop and improve your professional skills.

7.	Term and Termination

This assignment will be for a period of 24 months and will expire automatically at the end of such period without notice unless (i) terminated earlier pursuant to this Section, or (ii) terminated earlier as a result of termination of the Employment Agreement (see its Section 15), or (iii) it is agreed between you and the Company that the assignment is extended in writing.

The Company shall have the right, at any time during the assignment, to terminate this assignment (without simultaneous termination of the Employment Agreement) with one month’s prior notice. If you wish to terminate

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this assignment prior to its expiration, provided that you consult in advance with the Company, you may terminate this assignment (without simultaneous termination of the Employment Agreement) with one month’s prior notice. If you voluntarily terminate this assignment on or before December 31, 2010 (unless you have been approved for and accepted the position of Chief Executive Officer of The Western Union Company or have become eligible for the termination payments described below), you will be required to repay a prorated portion of the relocation and tax equalization benefits you have received pursuant to Sections 3 and 4 of this Letter Agreement, based on the number of days between the beginning and end date of this assignment. If your employment with the Company is terminated as well, you acknowledge that such termination of employment will require the immediate settlement of all outstanding tax, travel and other advances in relation to the present assignment. If you are living in Company-paid leased housing, you agree to vacate the housing within 30 days of your termination of employment.

If (1) on or before the expiration of the term of this assignment (or any extension hereof) you are notified that you will not be considered a candidate for the position of Chief Executive Officer of The Western Union Company, and you elect, within 30 calendar days of such notification, to terminate your employment pursuant to Section 15 of the Employment Agreement, or (2) during or upon the expiration of the term of this assignment (or any extension hereof) you are offered the position of Chief Executive Officer of The Western Union Company and, after consultation with the Board, you decline to accept such offer and elect, within 30 calendar days of the date you decline such offer, to terminate your employment pursuant to Section 15 of the Employment Agreement, you will be eligible to receive the benefits provided under The Western Union Company Severance/Change in Control Policy (Executive Committee Level) (the “Severance Policy”) as then in effect as if your employment had terminated for an eligible reason under the Severance Policy (other than benefits that would apply only in the event of a “Change in Control” as defined in the Severance Policy) (the “Termination Pay”). The Termination Pay shall be reduced by any other severance, termination, or similar benefits payable to you by the Company, including, but not limited to, any amounts payable under the Employment Agreement, the Severance Policy, or statutory severance benefits or payments made on account of notice periods during which you are released from further duties as provided pursuant to the law of any country or political subdivision thereof. The Termination Pay will be paid in 24 substantially equal monthly installments and shall be paid in full no later than 24 months after the termination of employment with the Austrian Company, subject to the requirements of Section 409A of the Internal Revenue Code of 1986, if applicable to you. The Board of Directors of The Western Union Company and/or the Compensation Committee, may, in their absolute discretion, agree to accelerate the vesting of certain outstanding Long-Term Incentive Plan awards held by you and/or to provide additional benefits to you in the event this paragraph applies. In order to receive the Termination Pay, you must timely sign an Agreement and Release (in a form satisfactory to the Company) which will include restrictive covenants and a comprehensive release of all claims. Under the Agreement and Release, you must agree not to solicit business similar to any business offered by the Company from any Company customer, not to advise any entity to cancel or limit its business with the Company, not to recruit, solicit, or encourage any employee to leave their employment with the Company, not to perform the same or substantially

Hikmet Ersek Austrian Employment Contract
9 November 2009

the same functions or job duties that you performed for the Company for any business enterprise engaging in activities that compete with the business activities of the Company, not to disclose any of Company’s trade secrets or confidential information, and not to disparage the Company or its employees in any way. These obligations are in addition to the restrictive covenants and undertakings in the Employment Agreement and to any other non-solicitation, noncompete, nondisclosure, or confidentiality agreements that you may have executed while employed by Company. In addition, the payment of the Termination Pay will always be conditional upon your full compliance with any restrictive covenants and undertakings in the Employment Agreement applying to the post-contract period, and you acknowledge that they can be recouped if such covenants or undertakings are violated. In the event this paragraph applies, you will be repatriated back to Vienna, Austria in accordance with the terms of the Expatriate Policy.

The Company will notify you on or before the expiration of this assignment (or any extension hereof) whether you will be considered a candidate for the position of Chief Executive Officer of The Western Union Company; provided, however, that the Company will have no obligation to provide such notification to you if (1) you have elected to terminate this assignment prior to its expiration pursuant to the second paragraph of this Section 7, or (2) the Company has terminated this assignment on account of your termination of employment for “Cause” as defined in the Severance Policy. In no case will you be eligible for the Termination Pay if your employment is terminated for “Cause” as defined in the Severance Policy.

8.	Successors to the Company

The terms of this Letter Agreement shall inure to the benefit of any successors or assigns of the Company, and your obligations apply equally to the Company and its successors or assigns.

9.	Severability, and Governing Law

In the event any provision of this Letter Agreement is deemed unenforceable, you agree that a court of competent jurisdiction shall have jurisdiction to reform such provision to the extent necessary to cause it to be enforceable to the maximum extent permitted by law. The provisions in this Letter Agreement are severable, and if any provision is determined to be prohibited or unenforceable in any jurisdiction, the remaining provisions shall nevertheless be binding and enforceable. The execution, interpretation and enforcement of this Letter Agreement and the respective rights and obligations of the parties shall be governed and construed in accordance with the laws of Austria. Both parties shall submit to the exclusive jurisdiction of the Austrian courts in the event of a dispute relating to this Agreement.

10.	Amendments

Any modifications to the terms of this Letter Agreement must be memorialized in writing and signed by both you, the Austrian Company and the Western Union Company.

Hikmet Ersek Austrian Employment Contract
9 November 2009

11.	Other Agreements

You acknowledge that this Letter Agreement during its term is made a part of your Employment Agreement between you and Western Union Financial Services GmbH, effective January 1, 2010.

12.	Paragraph Headings

The paragraph headings in this Letter Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

13.	Special 409A Provisions

This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted and construed consistently with such intent. The payments to you pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible. To the extent any amounts under this Agreement are payable by reference to your “termination of employment,” such term shall be deemed to refer to your “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Agreement, if you are a “specified employee,” as defined in Section 409A of the Code, as of the date of your separation from service, then to the extent any amount payable under this Agreement (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon your separation from service and (iii) under the terms of this Agreement would be payable prior to the six-month anniversary of your separation from service, such payment shall be delayed until the earlier to occur of (a) the six-month anniversary of the separation from service or (b) the date of your death. Any reimbursement or advancement payable to you pursuant to this Agreement shall be conditioned on the submission by you of all expense reports reasonably required by the Company under any applicable expense reimbursement policy, and shall be paid to you as soon as administratively possible following receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which you incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.

14.	Counterparts

This Letter Agreement may be executed in any number of counterparts, which shall together constitute one agreement. Any party may enter into this Letter Agreement by signing any such counterpart, but this Letter Agreement shall not be effective until each party has executed at least one counterpart.

Hikmet Ersek Austrian Employment Contract
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We will provide you a copy of the Expatriate Policy under separate cover. If you have any questions regarding the information in that Policy, please call Eileen Gibson at (636) 866-0701.
Your assignment counselor at WRRI is also available to answer any questions that you may have regarding your relocation. You will be contacted by WRRI shortly, but for your reference or should you have any immediate questions, Patrick McCluskey will be your point of contact. He can be reached at +1.973.397.3919 or pmccluskey@wrri.com
Sincerely,
Western Union Financial Services GmbH

/s/ Tim Keane Tim Keane	Date: 9 November 2009
represented by its sole shareholder,
Western Union Processing Limited

The Western Union Company

/s/ Grover Wray Grover Wray

Date: 9 November 2009
I hereby agree and accept this assignment under the terms and conditions set forth in this Letter Agreement and the Company’s policies as described in the Expatriate Policy, a copy of which I have received, read, and understand.
/s/ Hikmet Ersek
Hikmet Ersek
Date: 9 November 2009
A signed copy of this document (PDF or paper copy) should be sent to Western Union Global Mobility Department c/o M21B12 or for relocation services to be initiated.

Hikmet Ersek Austrian Employment Contract
9 November 2009

Exhibit 2
Data Privacy Notice and Consent for Employees
NOTICE
Western Union Financial Services GmbH (WUFS GmbH), (“Employer”) is a member of the control group of The Western Union Company, organized and existing under the laws of the State of Delaware, U.S.A. The Western Union Company is at 12500 East Belford Ave., Englewood, Colorado, 80112, U.S.A. The Western Union Company intends to implement for itself, the Employer and all their subsidiaries and affiliates (all collectively referred to as the “Company’’), a uniform Human Resources (“HR”) reporting system enabling the Company to collect a set of HR data as described in Appendix 2 (“HR data”) with regard to all Company employees worldwide, including the undersigned employee (the “Employee”). Appendix 2 may be amended, e.g. by revising the categories of personal data, if necessary for the fulfillment of employment contract obligations of the Employer or for legal requirements.
This HR data will be stored in a Human Resource Management System (“HRMS”), enabling
(1)	consistent group HR reporting throughout the Company’s locations globally;

(2)	accurate consolidation of HR data on a global basis for the purpose of implementing, administering, and managing the Employee’s participation in the compensation and benefits plans of the Company (the “Plans”) and tracking incentive and other compensation eligibility and actual payments;

(3)	compliance with tax, finance, and securities laws as well as laws and orders requiring disclosure of HR data vis-à-vis authorities;

(4)	compliance training, certifications and related regulatory requirements;

(5)	employee training and certifications;

(6)	reporting and monitoring of health and safety of employees, and development of a risk management;

(7)	compliance with terms of the Plans;

(8)	administration of all human resource and employment programs;

(9)	consistent administration of the Plans throughout the Company’s international locations; and

(10)	the Company’s parts as listed in Appendix 1 (the “Relevant Companies”) to facilitate the employment relationship by processing the Employee’s HR data to provide the Employee with his/her employment or career development including possible relocation; and to facilitate the following:
-	payroll administration, administering pension plans and other employee benefits, control of remuneration comparisons;

-	generating of holiday and absence records;

-	establishing contact to the next of kin;

-	disciplinary and/or grievance proceedings and appraisals;

-	statistical analyses regarding performance, conduct, sickness and employment costs;

-	establishing equal opportunities;

-	general employee training; compliance training and tracking;

-	disclosures to prospective employers and/or shareholders as part of a merger, acquisition, takeover or corporate re-organization;

-	detection or prevention of fraud or any offenses;

-	the provision of information as required by any governmental authority or other authority; legal proceedings (including prospective proceedings); obtaining legal advice, or otherwise establishing, exercising or defending legal rights;

-	financial disclosures to creditors or credit reporting agencies authorized by the employee.
The described processing and use of HR data serve to attain all procedures and purposes mentioned above (collectively the “Purpose”).
The Company reserves the right to amend the companies in the control group identified above and the Relevant Companies listed in Appendix 1 as required to provide employee services. Any changes will be made known to the Employee through either the Company’s intranet, the Employer’s designated data privacy officer, or through other means of information accessible to the Employee.

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To facilitate control and uniformity in achieving the Purpose, a HRMS will be utilized. Access to the Employee’s HR data in the HRMS system to achieve the purpose will be restricted to the following authorized persons and/or departments of the Relevant Companies: Information Technology (IT), Human Resources, Health & Safety, Risk Management, Compliance, Legal, Finance, Security, Audit, TWUC Senior Management, line of superiors of the Employee, Data Protection Officers.
The HR data will only, be transferred to the Relevant Companies and to authorized third parties, as necessary for business requirements or contractual or statutory obligations including, without limitation, to accountants, legal service providers, consultants, brokerage houses, banks and social security organizations, and other authorities (the “Authorized Third Parties”). The Employee understands that the Relevant Companies or the Authorized Third Parties may be located in countries outside of Austria, and that the Relevant Company’s or Authorized Third Party’s country may have reduced data protection level. The Relevant Companies have, therefore, concluded the Authorized Third Parties are subject to confidentiality with regard to HR data according to statutory or contractual obligations.
Employee authorizes the Relevant Companies and the Authorized Third Parties to receive, possess, use, retain, process and transfer HR data, in electronic or other form, for any Purpose mentioned above.
Where sensitive personal data (i.e., information on a person’s racial and ethnic origin, political opinions, religious or philosophical convictions, union membership, health or sexual orientation) is at all collected, the Relevant Companies will collect, process, and use this data only with the Employee’s express written consent where legally obliged or permitted to do so in accordance with Austria’s data privacy or employment laws.
Employee understands that in the context of the Purpose, HR data will be held only insofar and as long as necessary to properly fulfill the requirements related to the Purpose. Employee understands that he or she may, at any time, view, request additional information about the storage and processing, be granted access, and request correction or amendment to render it accurate of their HR data. The employee has the right of refusal or to withdraw the consents herein, in particular in case of an amendment to Appendix 1, in any case without cost by contacting in writing his or her local human resources representative.
CONSENT
The undersigned Employee hereby explicitly and unambiguously consents to the collection, processing, use and transfer, in electronic communications (i.e. fax, email, other) or other form, including collection, processing, use and transfer by and to the Relevant Companies listed in Appendix 1 of the HR data set out in Appendix 2 by and among, as applicable, the Employee’s Employer, the Relevant Companies and the Authorized Third Parties, for the Purpose described above. The undersigned Employee also consents to the HR data listed in Appendix 2 being collected, processed, transferred between the Relevant Companies, used and transferred to the Relevant Companies and Authorized Third Parties also for the Purpose mentioned above by the HRMS. Employee consents to Appendix 2 being amended from time to time, if required for the fulfillment of employment contract obligations or legal obligations, and the Company reserves the right to amend the Relevant Companies listed in Appendix 1 as required to provide employee services, and that such amendments of Appendix 1 and/or Appendix 2 are made known to him or her through the Company’s intranet, Employer’s data protection officer, or through other means of information accessible to the Employee.
Signed this 9th day of November 2009.

by	/s/ Hikmet Ersek Hikmet Ersek

Hikmet Ersek Austrian Employment Contract
9 November 2009

Data Privacy Consent — Appendix 1
HR data will be disclosed among and/or transferred to the following companies:
Data Exporter
Western Union Financial Services GmbH (WUFS GmbH)
Schubertring 11
1010 Vienna
Austria
Data Importers
1)	The Western Union Company, a Delaware Corporation(US Head Office)

2)	Western Union Financial Services Inc., a Colorado Corporation

3)	Western Union LLC, a Colorado Corporation

Hikmet Ersek Austrian Employment Contract
9 November 2009

Data Privacy Consent — Appendix 2
HR data consists of:

DATA ELEMENT	Description/Comments
ID	PS Employee ID (automatically created when new hire data is saved)
Alternate Employee ID	Employee ID in Payroll System (DATEV) — 5 digits
Prefix	Name Prefix: Mr., Ms. etc (English titles)
First Name	Forename
Last Name	Surname
Address 1-3	Home address of employee (3 address lines available for Street Name, Number and any additional address info if necessary)
Postal	Zipcode/Postal Code of employee’s home address
City	City of employee’s home address
Country
Phone	Phone Number (drop down available for different phone types — e.g. Home, Cellular, ...) Data provided by employees on voluntary basis
Gender	Female/Male/Unknown
Marital Status	Married/Single/Divorced/Separated etc
Phone	phone number of emergency contact — voluntary
National ID Country	indicates format of Social Security Number
National ID Type	indicates type of Social Security Number (e.g. VSNR, EUVSNR, ...)
National ID	Social Security Number
Nationality	Nationality
Birthdate	exact date of birth (day, month, year)
Date of Death	possibility to enter in PS — if applicable
Country	Permit country
Type	Type of permit (e.g. work permit, residency permit)
Expiration Date	End date of permit (query can be run on a regular basis to identify expiring permits)
TWUC Mail Drop	Office address/stop code
Employee Status	automatically updated from action/reason codes — e.g. active, terminated, leave of absence, maternity etc.
Original Hire Date	Employment Start Date (= effective date entered on first panel “Personal Data — Name”)
Rehire Date	Left and come back — new start date
Acquisition Date	Employment via an acquisition
Probation Date	Date probation due to end e.g. 6 months post start date
Company Seniority Date	automatically calculated — date taken for seniority calculation (usually TWUC hire date)
Service Date	automatically calculated — current length of employment
Regulatory Region	determines which fields are shown in PS
Company
Business Unit	Standard BU or International BU
Location	Place of work (specific location codes available — details saved on location table: address, country, effective date)
Department	Cost center number (specific department IDs available — details saved on department table: location, company, contact listing — e.g. EVP, HR-Rep, Finance contact, ... — Shared Services Indicator, Segment Alignment Indicator)
Department Entry Date	automatically created by effective date of department change (action/reason)
Shared Services Indicator	pre-set on department table — indicates if employee works for a shared services dept. or not (e.g. HR, Finance, ...)
Segment Alignment Indicator	pre-set on department table — indicates business unit that employee is supporting (e.g. WUFSI WUI, ...)
Job Code	includes job title, manager level info (e.g. Non-Manager, Director, VP, ...), salary admin plan, grade, std hrs, regular/temp job, job function code — e.g. HR, Marketing etc.)
Job Entry Date	automatically created by effective date of job change

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DATA ELEMENT	Description/Comments
Regular/Temporary	regular/temporary employee
Full/Part	full time/part time employee
Regular Shift	hours of work on shift pattern (Y/N field)
Standard Hours	pre-set on job code table — contractual hours of work e.g 40 hours (link to job code table)
FTE	full time equivalent — automatically calculated in PS
Employee Type	H= hourly paid, S= salaried
Empl Class	e.g. Consultant, Contractor, Expat, Trainee, ...
Pay Group	Payroll code — Fixed for Company
Labor Agreement Entry Date (Employment Contract)	date when employment contract was signed (# hire date/effective date of contract) + if employment contract changes, details of change need to be tracked (e.g. Legal changes, change of shift, ... — but not changes related to employee — e.g. change of standard hours) — TO CHECK STATUS OF EMPLOYMENT CONTRACT - will be saved on Job Labor panel
Salary Administration Plan	pre-set on job code table — includes number of pay months per year, standard working hours, currency, company code (link from salary plan table to job code table)
Grade	pre-set on job code table = salary grade (paygroups); includes currency, salary ranges, salary admin plan — link from salary grade table to job code table
Grade Entry Date	automatically created by effective date of grade change
Currency
Compensation Rate	annual base salary
Compensation Frequency	monthly, weekly, annually — defaulting to annual
Date last increase	automatically created by effective date of salary change — indicates effective date of last salary increase
Rating Scale	automatically loaded from Performance Management System — for all emps
Review Rating	automatically loaded from Performance Management System — performance ratings on individual employee
Review Date	automatically loaded from Performance Management System
Comp Pgm	Bonus Plan (e.g. WU-IC ELG for eligible emps, WU-IC-NE for non-eligible emps)
Target Amount	Bonus Target Amount
Target Date	Start of plan (i.e. effective date of (new) bonus target — if bonus target changes during the year)
Job Earnings/Distribution Type	default to “none” — n/a outside USA
Benefit Program	INT for all international employees
Work Phone	Full work phone number (incl. country code, city code, tel # and extension)
Business Title	Job title (possibility to specify job title more closer — e.g. by region
Supervisor ID	Supervisor’s employee PS 6 digit ED (Supervisor Name is linked to this — shows up next to Supv ID)
Action	e.g. hire, promotion, termination reasons, pay rate change, maternity
Reason	e.g. new hire, merit — linked to action
Date Created	automatically shows date of data entry for action/reason (not always equal to effective date!!!)
Effective Date	every action/reason needs to have an effective date (e.g. promotion eff. 06/01/2003)
Termination Date	Date employment ends
Duration of employment
Disability	Degree of disability acknowledged by competent authority, duration